As filed with the Securities and Exchange Commission on September 20, 2023

Registration No. 333-261755

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Cian PLC

(Exact name of registrant as specified in its charter)

Cyprus	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

64 Agiou Georgiou Makri
Anna Maria Lena Court, Flat 201
Larnaca, 6037
Cyprus

(Address of Principal Executive Offices) (Zip Code)

PHANTOM SHARE PROGRAM

2021 RESTRICTED STOCK UNITS PLAN

(Full title of the plans)

Cogency Global Inc.

122 E. 42nd Street, 18th floor

New York, NY 10068

+1-800-221-0102

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

J. David Stewart

Latham & Watkins (London) LLP

99 Bishopsgate

London EC2M 3XF

United Kingdom

+44-20-7710-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-261755) (the “Registration Statement”) filed by Cian PLC, a company organized under the laws of Cyprus (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”) on December 20, 2021 to register 5,316,867 of its ordinary shares, nominal value €0.0004 per share (“Ordinary Shares”), for issuance under its Phantom Share Program and its 2021 Restricted Stock Units Plan.

On February 28, 2022, trading in the Registrant’s American Depositary Shares (“ADSs”), each representing one Ordinary Share, on the New York Stock Exchange (the “NYSE”) was halted. On March 15, 2023, the Company received a notice from the Staff of NYSE Regulation (the “Staff”), which determined to delist the Company’s ADSs from the NYSE, exercising its discretionary authority under Section 802.01D of the NYSE Listed Company Manual, due to the ongoing geopolitical events and their potential impact on the Company. On March 28, 2023, the Company submitted a written request for a review by a Committee of the Board of Directors of the New York Stock Exchange (the “NYSE Committee”) of such determination. On April 14, 2023, the NYSE Office of General Counsel, acting as counsel to the NYSE Committee, delivered a letter to both the Company and the Staff, informing the parties that the date of the review would be July 13, 2023, setting forth a timetable prior to the review date for the parties to make written submissions to the NYSE Committee, and acknowledging the Company’s request to make an oral presentation on the review date.

The Company delivered its first written submission on May 5, 2023, emphasizing (i) that the Company has been and remains in full compliance with all applicable laws, reporting obligations and qualitative and quantitative listing criteria of the NYSE, and that none of the Company, its officers, directors or significant shareholders has engaged in any misconduct, and (ii) that the Company’s ADS holders could suffer actual financial harm as a result of a delisting of the Company’s ADSs. The Staff delivered its written submission on May 24, 2023, stating, among other things, that despite no evidence of noncompliance by the Company, the NYSE has the discretionary authority to delist a company based on public policy concerns. On June 9, 2023, the Company submitted a reply brief to the Staff’s written submission. On July 13, 2023, representatives of the Company together with its legal advisors participated in an oral presentation before the NYSE Committee.

On July 21, 2023, the NYSE Committee notified the Company that it had reached final decision to uphold the delisting determination of the Staff and denying the Company’s appeal. On July 21, 2023, the NYSE filed a notification of removal from listing on Form 25 with the SEC pursuant to Rule 12d2-2(c) of the Exchange Act, which became effective on July 31, 2023.

As a result of these developments, the Registrant has terminated the offering of Ordinary Shares contemplated by the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Ordinary Shares registered under the Registration Statement that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed to deregister all Ordinary Shares that were registered under the Registration Statement which remain unissued as of the filing of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moscow, Russia, on September 20, 2023.

Cian PLC

By:	/s/ Dmitriy Grigoriev
Dmitriy Grigoriev
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.